LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT (this "Agreement") is made this 30th day of January, 2009 by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of its Separate Real Estate Account ("Landlord"), and PEERLESS SYSTEMS IMAGING PRODUCTS, INC., a Washington corporation ("Tenant").

RECITALS

A. Landlord, as successor-in-interest to Intrarock 1 LLC and BIT Holdings Forty-Eight, Inc., is the landlord and Tenant is the tenant under a certain lease dated March 15, 2000, as amended by Amendment to Lease dated October 1, 2004 (collectively, the “Lease”), for premises (“Premises”) consisting of 10,756 rentable square feet and located on the fourth (4th) floor of the building commonly known as the Creekside One Building at 20415 – 72nd Avenue South, Kent, Washington.

B. Tenant wishes to obtain early termination of the Lease.

C. Landlord is willing to agree to early termination of the Lease on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Termination of Lease. The Expiration Date of the Lease hereby is accelerated to January 31, 2009.  However, if Tenant fails to comply with any or all of its covenants or obligations under the following Article 2 (time being of the essence), then without any limitation on Landlord’s options or remedies, Landlord at its option may void this Agreement upon providing written notice to Tenant, in which case the Lease shall continue in full force and effect.

2. Termination Payments. As material consideration for Landlord's agreement to such accelerated lease termination, Tenant covenants and agrees as follows:

a. Tenant shall pay Landlord the total sum of Two Hundred Ninety-Five Thousand Eight Hundred Eighty-Five and 41/100 Dollars ($295,885.41) (the "Lease Termination Payment"), by good and sufficient check drawn on good and sufficient funds, on or before February 2, 2009.  The Termination Payment consists of the following amounts:

(i) A termination fee in the amount of Two Hundred Eighty-Nine Thousand Nine Hundred Eleven and 0/100 Dollars ($289,911.00);

(ii) Late Rent for January 2009 in the amount of Nine Hundred Seventy-Four and 41/100 Dollars ($974.41); and

(iii) Five Thousand and 0/100 Dollars ($5,000.00) to be held as the Security Deposit under the Lease.  (As of January 29, 2009, the entire Security Deposit previously paid under the Lease had been applied towards Tenant’s prior Lease defaults.)  Within a reasonable time following the Expiration Date, Landlord shall inspect the Premises and determine whether Tenant has left the same in a good and clean condition, free of personal property and otherwise in compliance with Tenant’s Lease obligations related to surrender of the Premises.  Landlord may apply this $5,000 Security Deposit towards any failure by Tenant to comply with the previous sentence (but this $5,000 Security Deposit shall not limit Tenant’s liability for the same).  To the extent that all or any portion of the $5,000 Security Deposit is not required to remedy any such failure by Tenant, the same shall be refunded to Tenant on or prior to March 31, 2009.

b. Tenant shall not be obligated to pay Landlord any outstanding charges for Operating Expenses, to the extent that Tenant’s estimated payments towards said Operating Expenses were less than the actual obligation owed, and Landlord shall not be obligated to reimburse Tenant for any overpayment towards Operating Expenses, to the extent that Tenant’s estimated payments towards said Operating Expenses were more than the actual obligation owed.

c. On or before January 31, 2009 (5:00 p.m. (PST)), Tenant shall vacate the Premises, return all keys or access devices, and leave the Premises in a good and clean condition and otherwise in the condition required by the Lease as if it had expired by its terms.  However, Landlord acknowledges that some of Tenant’s personal property may remain in the Premises after January 31, 2009 but no later than February 15, 2009.  Tenant may enter the Premise between January 31, 2009 and February 15, 2009 so long as Tenant signs and delivers Landlord’s form of license agreement prior to any such entry.  Landlord will forward its form of license agreement to Tenant on February 2, 2009.  Any personal property remaining in the Premises following February 15, 2009 may be removed and disposed of by Landlord, and Tenant shall pay Landlord all costs related to the same within ten (10) days of invoice.

3. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and there are no representations, agreements, arrangements, understandings, oral or written between and among the parties hereto with respect to the subject matter hereof except as set forth herein.  No amendment or supplement to this Agreement shall be valid or effective unless in writing and executed by both parties hereto.

4. Attorneys' Fees. In the event of litigation between the parties hereto, declaratory or otherwise, in connection with this Agreement, the prevailing party shall recover its costs and attorneys' fees actually incurred, which shall be determined and fixed by the court as part of the judgment.

5. Not an Offer. Transmission of this unsigned Agreement to Tenant does not constitute an offer.  Only the full, mutual execution and delivery of this Agreement will evidence Landlord’s acceptance of the terms of this Agreement.

6. Successors and Assigns. This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of each of the parties hereto.

7. Counterparts. This Agreement may be executed in counterparts and transmitted by fax or pdf, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

8. Confidentiality. Tenant acknowledges that the terms and conditions of this Agreement are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent.  The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

9. Estoppel. Tenant hereby confirms that, to the best of its current knowledge (without specific investigation or study), upon Landlord’s complying with the terms and conditions of this Agreement, Landlord shall not be in default under the Lease and there shall be no further amounts owing by Landlord under the Lease.  Landlord hereby confirms that, to the best of its current knowledge (without specific investigation or study), upon Tenant’s complying with the terms and conditions of this Agreement, Tenant shall not be in default under the Lease and there shall be no further amounts owing by Tenant under the Lease.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York corporation, for the benefit of its Separate Real Estate Account

By:
Name:	Keith Awad
Title:	Director, Asset Management

TENANT:

PEERLESS SYSTEMS IMAGING PRODUCTS, INC.,
a Washington corporation

By:
Name:
Title: